UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BED BATH & BEYOND INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 29, 2006

TIME	9:00 A.M. on Thursday, June 29, 2006

PLACE	Madison Hotel
One Convent Road
Morristown, New Jersey 07960

ITEMS OF BUSINESS	(1) To elect three directors for three years until the Annual Meeting in 2009 and until their respective successors have been elected and qualified (Proposal 1).

(2) To ratify the appointment of KPMG LLP as independent auditors for the 2006 fiscal year (Proposal 2).

(3) To vote on shareholder proposals (Proposals 3, 4 and 5).

(4) To vote on a management proposal to amend the Company’s Restated Certificate of Incorporation with regard to the election of directors (Proposal 6).

(5) To transact such other business as may properly be brought before the meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 2, 2006.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

May 24, 2006	Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, New Jersey 07083

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2006 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2005 Annual Report are being mailed starting May 24, 2006. The information regarding stock ownership and other matters in this proxy statement is as of the record date, May 2, 2006, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•      election of three directors to hold office until the Annual Meeting in 2009 (Proposal 1);

•      ratification of the appointment of KPMG LLP as independent auditors for fiscal 2006 (Proposal 2);

•      consideration of shareholder proposals (Proposals 3, 4 and 5); and

•      amendment of the Company’s Restated Certificate of Incorporation regarding the election of directors (Proposal 6).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, AGAINST THE SHAREHOLDER PROPOSALS, AND FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 2, 2006 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 282,233,013 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Bed Bath & Beyond stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. If you hold restricted stock under the Company’s 2004 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy. There are three ways you can do so:

•                  Vote by internet - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

•                  Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

•                  Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on June 28, 2006.

Beneficial Owner

Most shareholders of Bed Bath & Beyond hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee in how to vote your shares.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•                  sending a letter to the Company stating that your proxy is revoked;

•                  signing a new proxy and sending it to the Company; or

•                  attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

A plurality of the votes cast is required for the election of Directors. This means that the three nominees with the most votes for election will be elected.

A “FOR” vote by a majority of the votes cast is required to approve the other proposals to be acted on at the Annual Meeting, except for Proposal 6 amending the Company’s Restated Certificate of Incorporation, which requires the affirmative vote of the holders of at least 80% of the Company’s outstanding shares.

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain”.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, Proposals 1, 2 and 6 are “discretionary” items upon which New York Stock Exchange member brokerage firms that hold shares as a nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of February 1, 2006, which is the date by which shareholder proposals must have been received by the Company to be presented at the meeting, and as of the date of this proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

ELECTION OF DIRECTORS (PROPOSAL 1)

How is the Board of Directors structured and who has been nominated?

The Board of Directors is divided into three classes, each with a staggered three year term of office and the classes as nearly equal in number of directors as possible. The current number of directors is ten, with three directors being elected at the 2006 Annual Meeting.

The Board of Directors, upon recommendation of its Nominating Committee, has nominated, for a three year term expiring at the 2009 Annual Meeting, Steven H. Temares, Klaus Eppler and Fran Stoller, whose three year terms of office as directors expire at this Annual Meeting.

The principal occupation and certain other information concerning the nominees are provided below:

Steven H. Temares, 47, currently serves as Chief Executive Officer and Director of the Company. Mr. Temares was President and Chief Executive Officer from 2003 to January 2006. Mr. Temares was President and Chief Operating Officer from 1999 to 2003. He has served as Director since January 1999. He was Executive Vice President and Chief Operating Officer from 1997 to 1999.

Klaus Eppler, 75, is a practicing attorney and has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001. He has been a Director of the Company since 1992. Mr. Eppler serves as outside Lead Director. Mr. Eppler is also a director of The Dress Barn, Inc.

Fran Stoller, 47, is a practicing attorney and a partner in the law firm of Loeb & Loeb LLP for more than five years. She has been a Director of the Company since 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

The principal occupation and certain other information about the directors whose terms of office continue after the Annual Meeting is provided below.

Directors Whose Terms Expire in 2007

Warren Eisenberg, 75, was a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a Director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Chief Executive Officer or Co-Chief Executive Officer from 1971 to April 2003.

Victoria A. Morrison, 53, is a practicing attorney and a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP for more than five years. She has been a Director of the Company since 2001.

Stanley F. Barshay, 66, has served as Chairman of Schering-Plough Consumer HealthCare Products since 2003. Prior to 1997, Mr. Barshay served in a variety of senior executive positions at American Home Products (now Wyeth). Between 1997 and 2003, Mr. Barshay served as a consultant for several companies. He has been a Director of the Company since 2003.

Directors Whose Terms Expire in 2008

Leonard Feinstein, 69, was a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a Director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Robert Kaplan, 48, is a Senior Director of The Goldman Sachs Group, Inc. Mr. Kaplan has been a Senior or Managing Director of The Goldman Sachs Group, Inc. for more than five years, having also served that firm as Vice Chairman from 2002 until January 2006. He has been a Director of the Company since 1994.

Dean S. Adler, 49, was a Co-Founder and has served as a Principal of Lubert-Adler Management, a private real estate investment firm, for more than five years. He has been a Director of the Company since 2001. Mr. Adler is also a director of Developers Diversified Realty Corp.

Jordan Heller, 45, is a Partner with The Schonbraun McCann Group LLC, a leading provider of advisory services to the real estate industry, since 2005. Prior to joining the Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group for more than four years. He has been a Director of the Company since 2003.

How many times did the Board of Directors meet last year?

The Board of Directors held seven meetings during fiscal 2005.

How are Directors compensated?

In fiscal 2005, each outside director was paid at the rate of $7,500 per quarter other than Klaus Eppler who, as Lead Director, was paid at the rate of $11,250 per quarter. Directors may elect to receive all or a portion of such payments in the form of common stock.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

All members of the Audit, Compensation, and Nominating and Corporate Governance committees are considered independent pursuant to applicable SEC and NASDAQ rules.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and (ii) reviewing the financial reports and other financial information provided by the Company to the public. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls. The Audit Committee held six meetings during fiscal 2005. The current members of the Committee are Messrs. Adler, Barshay and Heller.

Compensation Committee

The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer and other executive officers; (ii) administering and functioning as the committee that is authorized to make grants and awards under the Company’s incentive compensation plan to executive officers and such other Senior Persons as the Committee may determine; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration. In addition to holding eight meetings during fiscal 2005, the Committee also held informal discussions. The current members of the Committee are Mr. Adler, Ms. Morrison and Ms. Stoller.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval. The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so. In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate. Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s By-laws. The Nominating and Corporate Governance Committee held one meeting during fiscal 2005 and also held informal discussions. The current members of the Committee are Mr. Eppler, Ms. Morrison and Ms. Stoller.

Corporate Governance Information

A complete copy of the charter of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, as well as the Company’s policies on Director attendance at the annual shareholder meeting and how shareholders can communicate with the Board of Directors, are available on the Company’s website at www.bedbathandbeyond.com.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

Who has been appointed as the Auditors?

The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2006, subject to ratification by our shareholders. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by KPMG LLP?

The fees incurred by the Company for professional services rendered by KPMG LLP for fiscal 2005 and 2004 were as follows:

	2005	2004

Audit Fees	$1,152,000	$1,366,500
Audit-Related Fees	61,785	52,000
Tax Fees	40,028	84,000
	$1,253,813	$1,502,500

In fiscal 2005 and fiscal 2004, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings. In fiscal 2005, audit-related fees include fees associated with audits of financial statements of certain employee benefit plans and accounting consultation related to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”  In fiscal 2004, audit-related fees include fees associated with audits of financial statements of certain employee benefit plans. In fiscal 2005 and 2004, tax fees include fees associated with tax compliance (including review of tax returns) and tax advice (including tax audit assistance). The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.

In accordance with the audit committee charter, the audit committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor. To the extent permitted by applicable laws, regulations and NASDAQ rules, the committee may delegate pre-approval of audit and non-audit services to one or more members of the committee. Such member(s) must then report to the full committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2005 and fiscal 2004, all (100%) audit-related, tax and other services were pre-approved in accordance with the audit committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2006.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the membership of the Audit Committee meets the Securities and Exchange Commission and NASDAQ independence and experience requirements. The Board of Directors has also determined that Messrs. Adler and Heller each qualify as an “Audit Committee Financial Expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the Securities and Exchange Commission. The Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year end financial statements. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors the auditors’ independence. The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 25, 2006, filed with the Securities and Exchange Commission on May 12, 2006.

This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.

AUDIT COMMITTEE
Dean S. Adler
Stanley F. Barshay
Jordan Heller

SHAREHOLDER PROPOSAL (PROPOSAL 3)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Whereas, Bed, Bath & Beyond Inc. currently has a distinguished board of 10 people, all of whom are white, and two of whom are female;

We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

Resolved that the shareholders request the Board:

1.               In connection with its search for suitable Board candidates ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

2.               Publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

3.               Report to shareholders, at reasonable expense, by September 2006, on its efforts to encourage diversified representation on the board.

Shareholder’s Supporting Statement

In response to the recent corporate scandals, the U.S. Congress (Sarbanes-Oxley Act), the stock exchanges, and the SEC have each taken actions to enhance the independence, accountability, and responsiveness of corporate boards, including requiring greater board and committee independence.

As companies seek new board members to meet the new independence standards, there is a unique opportunity to enhance diversity on the board. We believe that the judgments and perspectives that women and members of minority groups bring to board deliberations improve the quality of board decision-making and will enhance business performance by enabling a company to respond more effectively to the needs of customers worldwide.

Increasingly, institutional investors have supported a call for greater board diversity. For example, in 2002 the $21 billion Connecticut Retirement Plans and Trust Funds launched a Board Diversity Initiative. “It has been shown that added diversity and independence helps a company’s bottom line, and increasing diversity in the boardroom to better reflect a company’s workforce, customers and community is ultimately in the best interest of shareholders and our economy,” said Connecticut State Treasurer, Denise Nappier.

We urge the Board to enlarge its search for qualified members by casting a wider net.

COMPANY’S STATEMENT IN OPPOSITION

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

Has this proposal been submitted before?

Yes. A very similar proposal was placed before the Annual Meetings in 1999, 2000 and 2001. Support ranged from approximately 10% to less than 25% during that period.

What is the Company’s position regarding diversity?

As we stated on the prior occasions this issue has been raised, the Company agrees with the merits of achieving a diverse work force in all aspects of Company governance and operations, and the Company has and expects to continue to work hard to bring diversity throughout the Company. Simply put, our Company firmly believes it benefits from diversity.

How does the Company promote diversity?

Mutual respect is at the heart of the Company’s practices, procedures and guidelines, all of which are regularly reviewed and reported upon to the Chief Executive Officer to assure that our commitment to diversity is reflected in our operations. There are women and members of minority groups in management positions at virtually all levels of the Company, including nine women Vice Presidents. Hiring and advancement are based upon merit. This is consistent with the Company’s policy and practice to recruit, hire, train, promote, transfer, compensate and provide all other conditions of employment without regard to race, color, creed, religion, national origin, age, sex, marital status, lawful alien status, sexual orientation, physical or mental disability, citizenship status or veteran status.

Following receipt of this proposal, Company management initiated a dialogue with the proponents, seeking their additional input on resources or other materials that might assist the Company in its ongoing efforts to recruit qualified persons of all groups at all levels as and when need arises. The Company expects this dialogue to be fruitful.

Why does the Company oppose this proposal?

The Board of Directors does not believe this proposal would serve shareholder interests. Just as the Company’s employment decisions are based on operating needs, the principal criteria in selecting an individual for Board membership are the individual’s qualifications, experience and the ability to contribute to the enhancement of shareholder value without regard to gender, minority or other status.

The proponents of this proposal cite some support for the argument that companies with diversified boards have better performance records. The Company has reported fourteen consecutive years of record earnings and has annually recorded consistently high returns on shareholders’ equity since its initial public offering in 1992.

The shareholder proposal would require the Board of Directors to provide a report by a deadline date, commit the Company to a policy of board inclusiveness and establish a timetable for achieving it. The Board of Directors believes that this proposal is inappropriately restrictive, would unduly limit the Company in its selection of Directors, would involve cost in time and effort without any commensurate benefit and would, therefore, be detrimental to the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL (PROPOSAL 4)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Shareholder’s Supporting Statement

Whereas, Bed Bath & Beyond Inc. currently has overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.               All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.               Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.               There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.               Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.               There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

COMPANY’S STATEMENT IN OPPOSITION

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

Has this proposal been presented to shareholders previously?

Yes. This proposal was presented to our shareholders last year. Approximately two-thirds of the shares voted opposed the measure, and it received the support of approximately 18% of the votes cast.

What is the Company’s position regarding its vendors’ human rights practices?

For many years, Bed Bath & Beyond has required its vendors to represent their compliance with certain human rights practices, such as not making any use of child or forced labor of any kind. The Company embraces the principles underlying this proposal. More recently, as described below, the Company has put into place additional assurances as its business evolves. That evolution has continued even since last year’s annual meeting.

Is the basis for this proposal accurate?

The Company does not have any overseas manufacturing operations. Moreover, the Company purchases substantially all of its merchandise in the United States, the majority from domestic sources and the balance from importers. The Company purchases only a small amount of its merchandise directly from overseas sources.

Notwithstanding the foregoing, since the proposal espouses principles with which the Company agrees, the Board will take this opportunity to provide some detail about how the Company approaches these issues and why it believes the proposal to be unnecessary and unduly restrictive.

How does the Company express its human rights values to its foreign sources?

As mentioned above, Bed Bath & Beyond purchases only a small amount of merchandise directly from overseas sources. Those vendors, however, are required to acknowledge receipt of and agree to be bound by the terms of the Bed Bath & Beyond Code of Conduct. This Code contains essentially the same elements as those set forth in the proposal. Direct import vendors are also required to fill out, sign and return a factory profile questionnaire that touches on these same topics. The Company reserves the right to conduct factory audits, directly or through third parties, does conduct selected factory visits through its own personnel and is planning a program of targeted independent verification by third-parties.

Copies of the Company’s materials were provided to the sponsors of this proposal last year and a dialogue was initiated with them. Though we believe the proposal to be inappropriate at this time, we expect the dialogue to be fruitful and informative.

Why does the Company’s Board of Directors oppose this proposal?

This proposal raises important issues, but these are issues the Company is sensitive to, issues the Company has addressed, and issues the Company will continue to address as its business evolves. Given the very minor part of the Company’s business represented by direct imports, a “one-size-fits-all” solution would be inappropriate at this point. For this reason, the Board of Directors believes that this proposal is inappropriately restrictive and unnecessarily costly in relation to the Company’s activities that would be covered by its terms. The Company is active in this area and will remain focused on these issues.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL (PROPOSAL 5)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Shareholder’s Supporting Statement

Whereas:

Rising energy costs and concerns about energy security, climate change and the burning of fossil fuels are focusing increasing amounts of attention on energy efficiency. The G8 recently agreed to an “Action Plan” to promote energy efficiency and in the US, over 40 bills dealing with energy efficiency were introduced to Congress in the first six months of 2005 alone. Domestic regulations addressing the matter continue to gain momentum. Many of these regulations address the energy efficiency of buildings.

According to estimates by the Environmental Protection Agency, residential and commercial buildings account for approximately 40 percent of energy and 70 percent of electricity consumed in the US each year. In April, a report by the Energy Information Administration found that of the recommendations made by the National Commission on Energy Policy, those regarding new building efficiency standards were among the recommendations with the largest potential impacts on energy production, consumption, prices and fuel imports.

At the federal level, attempts to increase the overall energy efficiency of America’s buildings include the new energy bill, which includes a deduction for energy efficient commercial buildings. At the local level, at least 46 state, county and city governments have adopted policies requiring or encouraging the use of the US Green Building Council’s Leadership in Energy and Environmental Design (LEED) program, which places a heavy emphasis on energy efficiency among other things.

While energy efficient green building may currently appear to be a niche market, broader market and regulatory trends indicate that energy efficient  green building considerations are becoming increasingly important. An article on greening retail in Display & Design Ideas recently noted that, “[M]any retailers and designers…say the seeds are in place for this trend to become entrenched in retail design.” According to Nick Axford, head of research and consulting at CB Richard Ellis, “Those who dismiss this as a passing fad or public relations ‘greenwash’ do so at their peril.”

Several large retailers appear to have recognized this already. Target’s most recent corporate responsibility report, states that, “Target puts tremendous focus on best practices for energy efficient building design and operations.” Staples also emphasizes energy efficient design. According to the company’s director of energy and environmental design, “Energy is [its] competitive advantage.”

As concerns about rising energy prices, climate change and energy security continue to increase, we believe the focus on energy efficiency will only intensify. For large retail chains this focus will extend not only to stores but also to the supporting distribution and transportation networks. It is vital that our company be well positioned to compete going forward. Taking action to improve energy efficiency can result in financial and competitive advantages. Ignoring this quickly growing trend could position our company as an industry laggard and expose it to competitive, reputational and regulatory risk.

Resolved:

Shareholders request that the Company assess its response to rising regulatory, competitive, and public pressure to increase energy efficiency and report to shareholders (at reasonable cost and omitting proprietary information) by December 31, 2006.

COMPANY’S STATEMENT IN OPPOSITION

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

What is the Company’s position with respect to energy conservation?

Fiscal responsibility with respect to energy dovetails completely with the goal of conservation. The Company is and will remain vigilant with respect to energy consumption and cost, and committed to reducing both.

The Company engaged the sponsors of this proposal in a conversation regarding some of its ongoing efforts in this area. For example, the Company has spent tens of millions of dollars over the last several years on equipment and systems dedicated to controlling and reducing energy consumption in its stores, including retrofitting all Bed Bath & Beyond stores opened prior to 2001 with state-of-the-art conservation systems. The Company is moving ahead with other initiatives involving everything from roofing materials to outdoor lighting, all with the goal of continually improving the energy efficiency of our operations.

The proposal does not seek a detailed report, but only an assessment of the Company’s response to issues related to energy efficiency. This brief discussion could be considered such an assessment. Energy efficiency and decreased consumption are central to the Company’s commitment to cost control. Energy cost at stores is measured and reported upon regularly to Senior Management. The Company is engaged in a wide variety of undertakings with the goal of increasing energy efficiency and lowering cost. Doing otherwise is not an option.

Why does the Company’s Board of Directors oppose this proposal?

The Board of Directors believes committing resources to saying anything more on this subject would be burdensome and, in light of the foregoing discussion, unnecessary. The Company will continue to remain focused on energy efficiency and committed to reducing expense.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION (PROPOSAL 6)

The Company is submitting to its shareholders for their consideration an amendment to its Restated Certificate of Incorporation to eliminate the classification of the Board of Directors and to provide for annual election by the shareholders of each member of the Board. The text of the proposed amendment is attached to this Proxy Statement as Exhibit A. Under the Company’s Restated Certificate of Incorporation, this proposed amendment to the Restated Certificate of Incorporation will require the affirmative vote of 80% of the outstanding shares.

The Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms. This structure has been in place since it was approved by shareholders in 1997. Classified boards of directors have been widely adopted by companies and have a lengthy history in corporate law. The Board of Directors has long believed that the structure may enhance shareholder value by motivating a potential acquirer seeking control of a target company with a classified board to initiate arms-length discussion with the board of the target company because the potential acquirer will be unable to replace the entire board in a single election. The Board has also believed that this structure promotes independence of directors, in that directors will be less subject to outside influence because they are elected to multi-year terms, and that the structure promotes continuity and stability in management since a majority of directors will have prior experience as directors of the Company. These were the primary bases on which the classified structure was adopted by the Company’s shareholders in 1997. The Board believes that this structure has served the Company well. Since the Company’s shareholders approved the current classified board structure, the Company has reported nine years of record growth. Few companies have matched the Company’s performance over this period.

In 2005, a non-binding proposal to recommend to the Company that it end its classified board structure was submitted to shareholders for consideration at the annual meeting. The proponents of the proposal argued that shareholders should have the opportunity to vote on the performance of the entire board each year, that ending the classified board would not affect the continuity of directors since directors are routinely elected with strong shareholder approval, and that the Company’s financial performance is linked to its corporate governance policies and procedures and the level of board and management accountability they establish. The proposal received the vote of 50.61% of the Company’s outstanding shares and 66.88% of the votes cast on the proposal. The proposal was opposed by holders of 24.35% of shares outstanding and 32.19% of the votes cast.

In light of the 2005 shareholder vote with respect to the classified board, the Board of Directors has determined to submit to shareholders for their consideration an amendment to the Company’s Restated Certificate of Incorporation which if approved would eliminate the classified board. Since the Company believes that its shareholders should determine whether to continue the classified board structure, and since under the New York Business Corporation Law an amendment to a certificate of incorporation may only be submitted to shareholders after the amendment has been authorized by the board of directors, the Company’s Board of Directors has approved the amendment. If the amendment to the Restated Certificate of Incorporation is approved, directors will be elected to one-year terms beginning with the Company’s 2007 annual meeting, the directors elected at this year’s annual meeting will be elected for a three-year term expiring in 2009, and the terms of directors elected at the Company’s 2004 and 2005 annual meetings will expire at the 2007 and 2008 annual meetings, respectively.

WHILE RECOGNIZING THAT THERE ARE STRONG ARGUMENTS FOR RETAINING A CLASSIFIED BOARD STRUCTURE, IN VIEW OF LAST YEAR’S VOTE ON A SHAREHOLDER PROPOSAL, AND IN ORDER TO PLACE THE MATTER BEFORE SHAREHOLDERS FOR THEIR DETERMINATION, THE BOARD HAS APPROVED THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED CERTIFICATE OF INCORPORATION AND THUS RECOMMENDS A VOTE FOR THIS PROPOSAL.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the aggregate compensation earned by the Company’s two Co-Chairmen, its Chief Executive Officer, and the two other highest paid executive officers of the Company for services rendered in fiscal 2005, 2004 and 2003.

	Annual Compensation				Long Term Compensation
Name and					Restricted Stock		Securities Underlying	All Other Compensation
Principal Position	Year	Salary ($)		Bonus ($)	Award(s) ($)		Options (#)	($)
Warren Eisenberg	2005	1,100,000	(a)	—	2,400,002	(b)	100,000	—
Co-Chairman	2004	1,081,000	(a)	—	—		300,000	71,744	(c)
	2003	981,000	(a)	—	—		400,000	61,749	(c)

Leonard Feinstein	2005	1,100,000	(d)	—	2,400,002	(b)	100,000	—
Co-Chairman	2004	1,081,000	(d)	—	—		300,000	60,133	(e)
	2003	981,000	(d)	—	—		400,000	60,602	(e)

Steven H. Temares	2005	1,131,000	(f)	—	2,400,002	(b)	200,000	—
Chief Executive Officer	2004	1,031,000	(f)	—	—		300,000	—
	2003	931,000	(f)	—	—		400,000	—

Arthur Stark	2005	686,000	(f)	—	600,010	(b)	25,000	—
President and Chief	2004	613,000	(f)	—	—		100,000	—
Merchandising Officer	2003	548,000	(f)	—	—		100,000	—

Matthew Fiorilli	2005	686,000	(f)	—	600,010	(b)	25,000	—
Senior Vice President —	2004	613,000	(f)	—	—		100,000	—
Stores	2003	548,000	(f)	—	—		100,000	—

(a)                                  Mr. Eisenberg is employed by the Company pursuant to an employment agreement. See “Agreements with Messrs. Eisenberg and Feinstein” below.

(b)                               The Restricted Stock Awards amount represents the value, as of the grant date, of the restricted stock (granted in 2005) awarded to the named executive officers. Vesting of the restricted stock awarded to these executives was dependent on (i) the Company’s achievement of a performance-based test for the fiscal year of grant, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s employ on specified vesting dates. The performance-based test for fiscal 2005 was met.

(c)                                  Includes:  (i) personal benefits provided by the Company to Mr. Eisenberg in fiscal 2004 and 2003 (such as the use of Company cars for non-business purposes, tax preparation services and other advisory services) at an aggregate cost to the Company of approximately $70,703 and $60,336, respectively; and (ii) insurance premiums in the amount of approximately  $1,041 and $1,413 in fiscal 2004 and 2003, respectively, paid by the Company in respect of certain insurance policies. Personal benefits provided by the Company to Mr. Eisenberg in fiscal 2005 were less than the reporting thresholds established by the SEC (the lesser of $50,000 or 10% of the individual’s cash compensation).

(d)                                 Mr. Feinstein is employed by the Company pursuant to an employment agreement. See “Agreements with Messrs. Eisenberg and Feinstein” below.

(e)                                 Includes:  (i) personal benefits provided by the Company to Mr. Feinstein in fiscal 2004 and 2003 (such as the use of Company cars for non-business purposes, tax preparation services and other advisory services) at an aggregate cost to the Company of approximately $58,051 and $57,776, respectively; and (ii) insurance premiums in the amount of approximately $2,082 and $2,826 in fiscal 2004 and 2003, respectively, paid by the Company in respect of certain insurance policies. Personal benefits provided by the Company to Mr. Feinstein in fiscal 2005 were less than the reporting thresholds established by the SEC (the lesser of $50,000 or 10% of the individual’s cash compensation).

(f)                                   Messrs. Temares, Stark and Fiorilli are employed by the Company pursuant to agreements described below under “Agreements with Messrs. Temares, Stark and Fiorilli.”

STOCK OPTIONS

The following table sets forth information as of February 25, 2006 for each of the executive officers of the Company named in the Summary Compensation Table with respect to options granted during fiscal 2005 and their potential value (at the end of the option term assuming certain levels of appreciation of the Company’s common stock).

Option Grants in Fiscal 2005

	Number of					Potential Realizable Value at
	Securities		Percent of Total			Assumed Annual Rates of Stock
	Underlying		Options Granted	Exercise or Base		Price Appreciation for Option
	Options		to Employees in	Price	Expiration	Term (1)
Name	Granted (#)		Fiscal Year	($/Share)	Date	5% ($)	10% ($)
Warren Eisenberg	100,000	(2)	11.66%(3)	$37.51	4/20/2013	1,790,935	4,289,602
Leonard Feinstein	100,000	(2)	11.66%(3)	$37.51	4/20/2013	1,790,935	4,289,602
Steven H. Temares	200,000	(4)	23.32%(3)	$37.51	4/20/2013	3,581,871	8,579,203
Arthur Stark	25,000	(5)	2.92%(3)	$37.51	4/20/2013	447,734	1,072,400
Matthew Fiorilli	25,000	(5)	2.92%(3)	$37.51	4/20/2013	447,734	1,072,400

(1)                                  The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company’s common stock price.

(2)                                  Options to purchase 100,000 shares were granted to each of Messrs. Eisenberg and Feinstein on April 20, 2005 and are exercisable in three (3) equal annual installments commencing on the first anniversary of the date of grant.

(3)                                  In fiscal 2005, a substantially smaller group of employees received grants of options than in prior years, which explains the increase in these percentages. The Company has transitioned its equity compensation to restricted stock for most others receiving equity compensation. See Board Compensation Committee Report on Executive Compensation for changes in the Company’s incentive compensation.

(4)                                  Options to purchase 200,000 shares were granted to Mr. Temares on April 20, 2005 and are exercisable in five (5) equal annual installments commencing on the first anniversary of the date of grant.

(5)                                  Options to purchase 25,000 shares were granted to each of Messrs. Stark and Fiorilli on April 20, 2005 and are exercisable in five (5) equal annual installments commencing on the third anniversary of the date of grant.

Fiscal Year-End Option Values

The following table sets forth information for each of the named executive officers with respect to option exercises during fiscal 2005 and the value of outstanding or unexercised options held as of February 25, 2006.

			Number of Securities Underlying		Value of the Unexercised In-the-
	Shares Acquired		Unexercised Options at		Money Options at
	on		February 25, 2006 (1)		February 25, 2006 (2)
	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#) (1)	($)	(#)	(#)	($)	($)
Warren Eisenberg (3)	—	—	766,667	433,333	2,425,350	—
Leonard Feinstein (3)	—	—	766,667	433,333	2,425,350	—
Steven H. Temares	—	—	1,800,001	859,999	30,359,228	1,208,910
Arthur Stark	40,000	1,423,600	463,000	410,000	10,846,988	2,630,505
Matthew Fiorilli	—	—	555,000	410,000	13,408,476	2,630,505

(1)           Reflects two-for-one stock splits distributed in 1996, 1998 and 2000.

(2)                                  Represents the difference between the closing market price of the common stock on February 25, 2006 of $35.72 per share and the exercise price per share of the options, multiplied by the number of shares underlying the options.

(3)                                  The options granted to Messrs. Eisenberg and Feinstein may be assigned by them to their respective spouses and descendants or to trusts for their benefit.

AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN

Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms expiring on June 30, 2007, or as extended by mutual agreement. These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company. Under these agreements Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of 50% of their salary prior to such election (or, if greater, $400,000 plus a cost of living adjustment) for a period (the “Senior Status Period”) of up to ten years from the date of such election. If not previously elected, the Senior Status Period will commence at the expiration of the executive employment term. While on senior status, the executive does not have to devote more than 50 hours in any three-month period to his consultative duties. Following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (plus a cost of living adjustment) until the death of the survivor of him and his current spouse. The agreements contain non-competition, non-solicitation and confidentiality provisions. These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreement. The agreements also provide for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments. The agreements also provide that in the event of a change in control of the Company, Mr. Eisenberg and/or Mr. Feinstein may, at his option, terminate employment and receive three years’ annual salary, if termination is prior to the Senior Status Period, and 50% of his salary times the number of years remaining in the Senior Status Period, if termination is during such Senior Status Period, plus in either case a tax gross up to the extent any such payment constitutes a “parachute payment.”  Under the agreements, Messrs. Eisenberg and Feinstein can also terminate employment and be paid through the end of the term of employment and the Senior Status Period (or, if the Company chooses, in a lump sum on a present value discounted basis) if the executive is removed from or not reelected to any officer or director position or there is a material diminution in the executive’s duties.

The Company had “split dollar” insurance agreements with trusts established by each of Messrs. Eisenberg and Feinstein and their wives. Under these agreements, the Company previously contracted to pay a portion of the premiums payable on the outstanding life insurance policies on the joint lives of each of Messrs. Eisenberg and Feinstein and their wives, each with aggregate face values of $30 million (the “Insurance Policies”). As a result of the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company ceased paying premiums under the Insurance Policies due after such date. During fiscal 2003, the trusts established by Messrs. Eisenberg and Feinstein and their wives repaid the Company the aggregate amount of the premiums under the “split dollar” insurance agreements since the inception of the Insurance Policies, namely $2,996,941 and $2,398,679, respectively. In substitution for this benefit, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

AGREEMENTS WITH MESSRS. TEMARES, STARK AND FIORILLI

Messrs. Temares, Stark and Fiorilli, as well as some other executives of the Company, have employment agreements with the Company. The agreements with the three named executives provide for severance pay equal to three years’ salary if the Company terminates their employment (subject to reduction under certain circumstances) and one year’s severance pay if the executive voluntarily leaves the employ of the Company. These agreements also contain non-competition and confidentiality provisions.

Mr. Temares is a party to a supplemental executive retirement benefit agreement with the Company under which, if he remains employed by the Company through June 12, 2012 (the twentieth anniversary of his employment with the Company) or the earlier occurrence of a change of control of the Company, he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company. The retirement benefit will be an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment for a period of 10 years, payable, in general, except as described below, in accordance with the Company’s normal payroll practices. In the event Mr. Temares is terminated without cause, his employment is terminated due to death or disability, or his retirement occurs within 12 months after the occurrence of change of control of the Company, he will receive the present value of such supplemental retirement benefit in a lump sum. Except in the case of Mr. Temares’ death, such lump sum payment will be made six months after the date of termination of employment, and, in the case of a retirement benefit payable over a ten-year period, any amount due prior to six months after the termination of employment will be paid in a lump sum on the date six months from the date of such termination of employment.

Information concerning other named executive officers, directors, and Security ownership of certain beneficial owners

		Number of Shares of Common Stock
		Beneficially Owned and Percent of Class as
Name	Position	of May 2, 2006
Warren Eisenberg	Co-Chairman and Director	7,053,025	(1)	2.5%
Leonard Feinstein	Co-Chairman and Director	5,658,119	(2)	2.0%
Steven H. Temares	Chief Executive Officer and Director	2,236,298	(3)	*
Arthur Stark	President and Chief Merchandising Officer	653,469	(4)	*
Matthew Fiorilli	Senior Vice President - Stores	691,375	(5)	*
Dean S. Adler	Director	2,210	(6)	*
Stanley F. Barshay	Director	2,318	(7)	*
Klaus Eppler	Director	5,587	(8)	*
Jordan Heller	Director	1,169		*
Robert Kaplan	Director	6,930	(9)	*
Victoria A. Morrison	Director	1,051	(10)	*
Fran Stoller	Director	439		*
All Directors and Executive Officers
as a Group (13 persons)		16,473,165		5.8%

*                                         Less than 1% of the outstanding common stock of the Company.

(1)                                  The shares shown as being owned by Mr. Eisenberg include:  (a) 3,047,394 shares owned by Mr. Eisenberg individually; (b) 1,033,334 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 846,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 2,000,000 shares owned of record by Mr. Eisenberg’s wife; and (e) 126,297 shares of restricted stock, of which 12,796 shares are or become vested within 60 days. Mr. Eisenberg has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

(2)                                  The shares shown as being owned by Mr. Feinstein include:  (a) 2,673,988 shares owned by Mr. Feinstein individually; (b) 1,033,334 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 824,500 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; (d) 1,000,000 shares owned of record by Mr. Feinstein’s wife; and (e) 126,297 shares of restricted stock, of which 12,796 shares are or become vested within 60 days. Mr. Feinstein has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

(3)                                  The shares shown as being owned by Mr. Temares include:  (a) 10,000 shares owned by Mr. Temares individually; (b) 2,100,001 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days; and (c) 126,297 shares of restricted stock, of which 12,796 shares are or become vested within 60 days.

(4)                                  The shares shown as being owned by Mr. Stark include: (a) 55,000 shares owned by Mr. Stark individually; (b) 563,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 35,469 shares of restricted stock.

(5)                                  The shares shown as being owned by Mr. Fiorilli include: (a) 655,000 shares issuable pursuant to stock options granted to Mr. Fiorilli that are or become exercisable within 60 days; (b) 4,800 shares owned by Mr. Fiorilli’s minor children, as to which shares Mr. Fiorilli disclaims beneficial ownership; and (c) 31,575 shares of restricted stock.

(6)                                  Mr. Adler is also a principal or officer of several private equity funds, each with broad commercial real estate holdings. During fiscal 2005, some of such funds had among their investments interests in entities which held real estate, portions of which were leased to the Company or a subsidiary for the operation of stores.

(7)                                  Schering-Plough Consumer HealthCare Products manufactures a wide variety of consumer goods, some of which are purchased by the Company for resale in the ordinary course of business.

(8)                                  Proskauer Rose LLP received fees for legal services from the Company during fiscal 2005 and the law firm is continuing to provide legal services to the Company during fiscal 2006.

(9)                                  The Goldman Sachs Group, Inc. received commissions in connection with the Company’s stock repurchase program during fiscal 2005.

(10)                            Riker, Danzig, Scherer, Hyland & Perretti LLP received fees for legal services from the Company during fiscal 2005 and the law firm is continuing to provide legal services to the Company during fiscal 2006.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Historically, the Company used stock options for all equity incentive awards to its employees, including executive officers. During the fiscal year ended February 25, 2006, the Compensation Committee completed a study of possible changes to the Company’s sole reliance on stock options for equity incentive awards, including, among other things, the possibility of replacing stock options, in whole or in part, with awards of restricted stock. In conducting its evaluation, the Compensation Committee considered changes to the accounting rules pertaining to the compensation cost of stock-based payments to employees and the desirability of achieving various goals, including promoting long-term employee stock ownership, enhancing employee retention, minimizing dilution, providing employees with rewards for the Company’s success and linking employee pay to shareholder returns.

In light of the foregoing, the Compensation Committee has changed its overall approach to equity compensation for employees. As a result, equity awards are now made consistent with the following approach:

1.                                       The Company’s Co-Chairmen, the Chief Executive Officer, all other executive officers, and certain other executives reporting to the Company’s Chief Executive Officer receive incentive compensation comprised of a combination of stock options and restricted stock, with values to date that have typically been weighted toward grants of restricted stock. Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the executive’s remaining in the Company’s employ on specified vesting dates. Vesting of the restricted stock awarded to these executives is dependent on (i) the Company’s achievement of a performance-based test for the fiscal year in which the grant is made, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s employ on specified vesting dates. It is contemplated that the performance test meets the standard for performance-based compensation under the Internal Revenue Code, so that the restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1 million.

2.                                       All other employees awarded incentive compensation receive grants consisting solely of restricted stock. Vesting of restricted shares awarded to these employees is based solely on time-vesting with no performance test.

The foregoing changes in the Company’s equity incentive practices became effective with respect to awards granted in the Company’s fiscal year ending February 25, 2006. Awards are made under the Company’s 2004 Incentive Compensation Plan, approved by the Company’s shareholders at the 2004 annual meeting of shareholders.

Effective the beginning of the third quarter of the Company’s fiscal year ending February 25, 2006, the Company voluntarily adopted SFAS No. 123R, which requires companies to measure all employee stock-based compensation awards using a fair market value method and to record such expense in their consolidated financial statements. While SFAS No. 123R was not required to be effective until the Company’s fiscal year ending March 3, 2007, early adoption was encouraged and the Company elected to adopt it before the required effective date.

For the Company’s fiscal year ending February 25, 2006, the Compensation Committee approved salary increases for certain executive officers effective May 2005, including an increase from $1,050,000 to $1,150,000 for Mr. Temares, as CEO. The committee also approved a supplemental retirement benefit for Mr. Temares. Following the close of the fiscal year, the Committee approved increases for certain executive officers effective May 2006, including an increase in annual salary from $1,150,000 to $1,250,000 for Mr. Temares. The annual salaries of Messrs. Eisenberg and Feinstein, as Co-Chairmen, remained unchanged at $1,100,000 in each year. The increases in salary were deemed appropriate in view of the continued growth of the Company and the continued favorable results of operations. The Compensation Committee reviewed and took into account, among other things, the total compensation package of the Co-Chairmen, the CEO and the Company’s other executive officers, including retirement benefits and the grants of stock options and awards of restricted stock described herein.

For the fiscal years ending February 25, 2006 and March 3, 2007, in accordance with the approach described above, the Compensation Committee awarded all executive officers (and certain other executives) a combination of stock options and shares of restricted stock. All other employees receiving equity incentive were awarded grants consisting solely of restricted stock.

COMPENSATION COMMITTEE
Dean S. Adler
Victoria A. Morrison
Fran Stoller

STOCK PRICE PERFORMANCE GRAPH

The graph shown below compares the performance of the Company’s common stock with that of the S&P 500 Index, the S&P Specialty Retail Index and the S&P Retail Composite Index over the same period (assuming the investment of $100 in the Company’s common stock and each of the three Indexes on March 3, 2001, and the reinvestment of all dividends).

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to present at the 2007 Annual Meeting of Shareholders must be received by the Company no later than January 24, 2007, to be presented at the meeting or to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules.

Exhibit A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BED BATH & BEYOND INC.

It is certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is BED BATH & BEYOND INC. The name under which the Corporation was originally formed is B & B TEXTILE CORPORATION.

2. The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on October 5, 1971.

3. The certificate of incorporation of the Corporation is hereby amended by striking out Article SEVENTH thereof and by substituting in lieu of said Article the following new Article SEVENTH:

“SEVENTH:  (a) The number of directors comprising the entire Board of Directors shall be fixed from time to time in accordance with the specific provisions of the By-laws of the corporation.

(b)  At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting and until his or her successor is elected and qualified; provided, however, that any director who prior to the annual meeting of shareholders in 2007 was elected to a term that continues beyond the date of the annual meeting of shareholders in 2007, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.

(c)  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, any amendment or modification of subparagraphs (a), (c) or (d) of this Paragraph SEVENTH, or any amendment or modification of this Certificate of Incorporation that has the effect of amending or modifying subparagraphs (a), (c) or (d) this Paragraph SEVENTH, shall require the affirmative vote of the holders of at least 80% of voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors (“Voting Stock”), voting together as a single class.

(d)  The provisions of the By-laws of the corporation relating to the Board of Directors and meetings of shareholders may be amended or modified only by (i) the affirmative vote of the holders of at least 80% of voting power of all the then-outstanding shares of Voting Stock, voting together as a single class, or (ii) the affirmative vote of a majority of the total number of directors then in office.

4. The amendment of the certificate of incorporation herein certified was authorized first by vote of the Board of Directors of the Corporation and then by the affirmative vote of the holders of at least 80% of voting power of all of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

IN WITNESS WHEREOF, we have subscribed this document on ____________, 2006, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

PROXY

BED BATH & BEYOND INC.

650 LIBERTY AVENUE

UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS

JUNE 29, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 2, 2006 at the Annual Meeting of Shareholders to be held on June 29, 2006 or any adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2, AGAINST PROPOSALS 3, 4 AND 5, AND FOR PROPOSAL 6.

(Continued on Reverse Side)

BED BATH & BEYOND INC. 650 LIBERTY AVENUE UNION, NJ 07083

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 28, 2006. Have your proxy card in hand when you access the web site.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 28, 2006. Have your proxy card in hand when you call.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BDBTH1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.

1.	ELECTION OF DIRECTORS The Board of Directors Recommends a Vote “FOR ALL NOMINEES” with respect to Proposal No. 1.
	Nominees for three (3) year terms:	For All	Withhold	For All		To withhold authority to vote for an individual nominee,
	Steven H. Temares	Nominees	All	Except		write the nominee’s name on the line below.
	Klaus Eppler	☐	☐	☐
Fran Stoller

2.	RATIFICATION OF THE	For	Against	Abstain	5.	SHAREHOLDER PROPOSAL;	For	Against	Abstain
	APPOINTMENT OF KPMG LLP	☐	☐	☐		ENERGY EFFICIENCY REPORT	☐	☐	☐
	The Board of Directors Recommends a Vote “FOR” Proposal No. 2.					The Board of Directors Recommends a Vote “AGAINST” Proposal No. 5.

3.	SHAREHOLDER PROPOSAL;				6.	AMEND CERTIFICATE OF INCORPORATION;
	BOARD DIVERSITY REPORT	☐	☐	☐		REGARDING ELECTION OF DIRECTORS	☐	☐	☐
	The Board of Directors Recommends a Vote “AGAINST” Proposal No. 3.					The Board of Directors Recommends a Vote “FOR” Proposal No. 6.

4.	SHAREHOLDER PROPOSAL;				7.	In their discretion, the Proxies are authorized to vote upon
	FOREIGN WORKPLACE MONITORING	☐	☐	☐		such other business as may be brought before the meeting.
The Board of Directors Recommends a Vote “AGAINST” Proposal No. 4.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HOUSEHOLDING ELECTION - Please indicate if you		Yes	No
consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date: